Exhibit 99.1

Covad Press Contact	Covad Investor Relations
Martha Sessums	Greg Tornga
408-616-6986	408-434-2130
msessums@covad.com	investorrelations@covad.com

L. DALE CRANDALL JOINS BOARD OF DIRECTORS OF COVAD

Santa Clara, Calif. – June 27, 2002—Covad Communications (OTCBB: COVD), said today that L. Dale Crandall has joined its board of directors and will serve on the audit committee. He replaces Rich Shapero who has left the Covad board.

Crandall brings to Covad 32 years of experience with Price Waterhouse. His last Price Waterhouse assignment was as the Southern California managing partner. During his Price Waterhouse career, he oversaw services provided to numerous clients including Bank of California, Hewlett Packard, Chevron and Disney. Most recently, he has been president and chief operating officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He joined Kaiser in June 1998 as senior vice president and chief financial officer. Prior to joining Kaiser, he served as executive vice president, chief financial officer and treasurer of APC Limited.

He is also a member of the boards of directors of Union Bank of California and a Trustee of Dodge and Cox mutual funds. Dale graduated cum laude from Claremont McKenna College and earned an MBA from the University of California, Berkley.

“Dale brings a wealth of experience in the public accounting and finance arena and will add to Covad’s continued dedication to strong financial discipline,” said Charlie Hoffman, Covad president and CEO. “His experience in running large scale operations and enterprises complements his financial background, plus he knows how to focus on serving customers which will add to our emphasis of putting our customers first. We welcome him to our board.”

###

About Covad Communications

Covad is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, IP and dial-up services directly through Covad and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad’s network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not historical facts are “forward-looking statements,” including statements concerning Covad’s anticipated growth, expected profitability of TeleSurfer Link, expected demand for TeleSurfer Link, adoption of TeleSurfer Link by Covad’s wholesale partners, expected court rulings, regulatory developments, revenue and profit expectations, anticipated reductions of costs and losses, expected reductions in cash usage, ability to continue as a going concern, sufficiency of Covad’s cash on hand, additional capital requirements, ability to secure additional financing, ability to become cash flow positive and achieve profitability and the statements made by the president and CEO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Covad’s ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad’s ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Covad’s SEC Annual Report on Form 10-K for the year ended December 31, 2001 and its Report on Form 10-Q for the period ended March 31, 2002.

2